EXHIBIT 99.1

Amphenol                                                                       News Release

World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

2006 RECORD FOURTH QUARTER AND FULL YEAR RESULTS

REPORTED BY AMPHENOL CORPORATION
AND ANNOUNCEMENT OF STOCK SPLIT

Wallingford, Connecticut.  January 17, 2007.  Amphenol Corporation (NYSE-APH) reported today that fourth quarter 2006 diluted earnings per share increased 39% to a record $.85 compared to $.61 per share for the comparable 2005 period.  Such per share amount for 2006 includes the benefit of $.02 per share relating to the cumulative effect of a reduction in the Company’s effective tax rate from 32% to 31.5%.  In addition, EPS for the fourth quarter of 2006 was reduced by approximately $3.0 million ($.02 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma fourth quarter 2005 EPS after option expense is $.60.  Sales for the fourth quarter 2006 increased 30% (16% excluding the TCS acquisition) to a record $659.4 million compared to $508.1 million for the 2005 period.  Currency translation had the effect of increasing sales by approximately $16.2 million in the fourth quarter 2006 compared to the 2005 period.

For the year ended December 31, 2006, diluted earnings per share, including flood-related charges of $.15 described below, was $2.79 compared to $2.28 per share for the 2005 period.  Excluding flood-related charges earnings per share was $2.94.  EPS for 2006 was also reduced by approximately $9.7 million ($.07 per share) relating to stock option expense as a result of the adoption of SFAS 123R.  Pro forma EPS for 2005 after option expense is $2.23.  Sales for the year ended December 31, 2006 increased 37% (14% excluding the TCS acquisition) to $2,471.4 million compared to $1,808.1 million for the 2005 period.  Currency translation had the effect of increasing sales by approximately $16.5 million for the 2006 period when compared to the 2005 period.

As previously announced, the Company incurred damage at its Sidney, New York manufacturing facility as a result of severe and sudden flooding in New York State during the period June 28 through July 1, 2006.  During 2006, in the second and third quarter, the Company recorded charges of $21 million or $.15 per share for recovery and clean up expenses and property related damage, net of expected insurance recoveries.  As previously reported the Sidney facility was substantially back to full production during the month of September.

The Company also announced that it will effect a 2 for 1 stock split for shareholders of record as of March 16, 2007.  The Company expects the additional shares will be distributed on or about March 30, 2007.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “Amphenol has finished 2006 with another record performance with fourth quarter sales of $659 million and earnings per share of $.85.  Sales grew 30% over last year (16% excluding the TCS acquisition), and were up 4% sequentially.  Growth was broad based across all of our end markets and included all geographic regions.  Our performance was led by particular strength in the communications related markets and an excellent contribution from the military, aerospace and industrial markets; as we came back to full production after the flood.”

“In addition to excellent overall top line growth, profitability and cash flow continued to be strong.  Amphenol achieved excellent operating leverage in the quarter with an operating income margin of 18.9% in the fourth quarter, representing both a sequential and year over year increase.  The combination of strong top line growth focused on value added interconnect solutions and the timely implementation of cost reduction and other profit improvement actions contributed significantly in the quarter to more than offset the difficulties of the current cost environment and provide a solid base for future performance.  Furthermore, net income, that is income after interest expense and taxes, exceeded 11% of sales, another indication of the Company’s excellent profitability.  The Company continues to be an excellent generator of cash.  Cash flow from operations for the quarter was $76 million and for the year was $290 million exceeding net income.  During the year we have continued to deploy our strong cash flow to create additional value.”

“We had a record year in 2006 and we look to the future with great enthusiasm.  We have an outstanding management team, excellent technological capabilities, leading positions in diversified markets and an increasing presence with the major companies in these markets.  We are the world’s third largest interconnect company with an expanded platform for creating value.  Our enthusiasm and confidence in the future is also reflected in our decision to effect a 2 for 1 stock split in the first quarter of 2007, which should further improve the liquidity and trading in our stock.  Assuming a continuation of the current economic climate and relatively stable currency exchange rates, we believe we can achieve revenues and EPS in 2007 of $2,650 million to $2,710 million and $3.45 to $3.55, respectively, an increase of 7% to 10% and 17% to 21% over 2006 revenues and EPS before flood related charges, respectively.  For the first quarter 2007 we expect revenues in the range of $635 million to $645 million and EPS in the range of $.80 and $.82, respectively.  We are very excited about the future and confident in the ability of our excellent organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (ET) January 17, 2007.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Friday, January 19, 2007.  The replay numbers are as follows:  toll free dial-in number is 800-873-9204 and International dial-in number is 203-369-3573.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1Aof the Company’s Form 10-K for the year ended December 31, 2005, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Sales.	$659,423	$508,115	$2,471,430	$1,808,147
Costs and Expenses:
Cost of sales, excluding depreciation and amortization	429,278	330,738	1,617,358	1,162,004

Depreciation and amortization expense	17,863	14,089	72,592	50,666

Selling, general and administrative expense	87,648	69,429	336,141	252,150

Casualty loss related to flood	—	—	20,747	—

Operating income	124,634	93,859	424,592	343,327

Interest expense	(9,305)	(7,364)	(38,799)	(24,090)
Other expenses, net	(2,813)	(3,185)	(12,521)	(8,871)
Refinancing costs.	—	—	—	(2,398)

Income before income taxes	112,516	83,310	373,272	307,968

Provision for income taxes	(34,139)	(27,492)	(117,581)	(101,629)

Net income	$78,377	$55,818	$255,691	$206,339

Net income per common share - Basic	$0.88	$0.63	$2.86	$2.33

Average shares outstanding - Basic	89,441,835	89,041,390	89,463,822	88,551,630

Net income per common share - Diluted (1) (2)	$0.85	$0.61	$2.79	$2.28

Average shares outstanding - Diluted	91,746,309	90,776,307	91,673,663	90,471,737

(1) - Effective January 1, 2006 the Company implemented SFAS 123R and began expensing stock based compensation.  Such expense was previously disclosed in the Company’s financial statement footnotes, but was not included as an expense in the Company’s income statement.  For the three and twelve months ended December 31, 2006, diluted earnings per share excluding the $3.0 million and $9.7 million, respectively, of stock based compensation expense, and the $5.7 million and $20.7 million, respectively, of flood-related casualty loss, is $0.88 and $3.02, respectively.  For the three and twelve months ended December 31, 2005, diluted earnings per share, including pro forma stock based compensation expense of $2 million and $7.4 million, is $0.60 and $2.23, respectively.

(2) - Excluding the effect of the flood-related casualty loss, the diluted earnings per share for the three and twelve months ended December 31, 2006, was $0.85 and $2.94 respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and short-term cash investments	$74,135	$38,669
Accounts receivable, less allowance for doubtful accounts of $14,677 and $11,162, respectively	383,858	302,867
Inventories	416,499	325,865
Prepaid expenses and other assets	60,113	42,413

Total current assets	934,605	709,814

Land and depreciable assets, less accumulated depreciation of $404,401 and $352,408, respectively	274,143	253,889
Deferred debt issuance costs	2,947	2,351
Goodwill	926,242	886,720
Other assets	57,460	79,766
	$2,195,397	$1,932,540

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$234,868	$177,266
Accrued interest	4,156	4,998
Accrued salaries, wages and employee benefits	53,158	42,705
Other accrued expenses	149,545	93,202
Dividends payable	2,691	2,729
Current portion of long-term debt	3,241	15,030

Total current liabilities	447,659	335,930

Long-term debt	677,173	765,970
Accrued pension and post employment benefit obligations	138,312	108,816
Other liabilities	29,259	32,589

Shareholders’ Equity:
Common stock	87	89
Additional paid-in deficit	(119,329)	(164,082)
Accumulated earnings	1,142,536	985,317
Accumulated other comprehensive loss	(81,084)	(77,742)
Treasury stock, at cost	(39,216)	(54,347)

Total shareholders’ equity	902,994	689,235
	$2,195,397	$1,932,540

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(dollars in thousands)

	Twelve months ended December 31,
	2006	2005
Net income	$255,691	$206,339
Adjustments for cash from operations:
Depreciation and amortization	72,592	50,666
Amortization of deferred debt issue costs	532	976
Stock-based compensation	9,913	—
Write-off of assets due to flood, net of insurance recoveries	9,307	—
Non-cash expense related to write-off of deferred debt issue costs	—	5,666
Gain on disposal of fixed assets	(60)	—
Net change in non-cash components of working capital	(79,425)	(36,746)
Other long term assets and liabilities	21,047	2,723
Cash provided by operations	289,597	229,624

Cash flow from investing activities:
Capital additions, net	(82,421)	(57,121)
Proceeds from disposal of fixed assets	5,921	—
Investments in acquisitions	(22,473)	(512,307)
Cash flow used in investing activities	(98,973)	(569,428)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	(102,557)	744,131
Decrease in borrowings under Bank Agreement	—	(413,000)
Payments of fees and expenses related to refinancing	(1,144)	(2,542)
Purchase of treasury stock	(72,658)	(8,704)
Proceeds from exercise of stock options	21,882	36,450
Excess tax benefits from stock-based payment arrangements	10,043	—
Dividend payments	(10,724)	(8,034)
Cash flow (used in) provided by financing activities	(155,158)	348,301
Net change in cash and short-term cash investments	35,466	8,497
Cash and short-term cash investments balance, beginning of period	38,669	30,172
Cash and short-term cash investments balance, end of period	$74,135	$38,669

Net cash paid during the year for:
Interest	39,109	20,272
Taxes	77,849	85,562

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Trade Sales:
Interconnect Products	$590,798	$450,206	$2,207,508	$1,592,439
Cable Products	68,625	57,909	263,922	215,708
Consolidated	$659,423	$508,115	$2,471,430	$1,808,147
Operating income:
Interconnect Products	$126,094	$93,061	$449,885	$339,459
Cable Products	8,271	6,152	31,007	25,809
Stock-based compensation expense	(2,985)	—	(9,717)	—
Other operating expenses	(6,746)	(5,354)	(25,836)	(21,941)
Casualty loss related to flood	—	—	(20,747)	—
Consolidated	$124,634	$93,859	$424,592	$343,327
ROS%:
Interconnect Products	21.3%	20.7%	20.4%	21.3%
Cable Products	12.1%	10.6%	11.7%	12.0%
Consolidated excluding flood-related charges	18.9%	18.5%	18.0%	19.0%
Consolidated	18.9%	18.5%	17.2%	19.0%